===============================================================================

      As filed with the Securities and Exchange Commission on June 11, 1997

                                                      Registration No. 333-1600

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ------------
                        SHELLS SEAFOOD RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                    65-0427966
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
 incorporation or organization)

                     16313 N. Dale Mabry Highway, Suite 100
                              Tampa, Florida 33618
                                 (813) 961-0944

               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                  ------------
                               WILLIAM E. HATTAWAY
                                    President
                        SHELLS SEAFOOD RESTAURANTS, INC.
                     16313 N. Dale Mabry Highway, Suite 100
                              Tampa, Florida 33618
                                 (813) 961-0944

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------
Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            SHELDON G. NUSSBAUM, ESQ.
                           Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103
                                  ------------
         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


===============================================================================

                        SHELLS SEAFOOD RESTAURANTS, INC.

                         805,000 Shares of Common Stock
                 Issuable Upon the Exercise of 805,000 Warrants

                                -----------------

         Each Warrant (the "Warrants") entitles the registered holder to purchase one share of Common Stock, $.01 par value (the "Common Stock"), at a price of $6.00 per share, subject to adjustment in certain circumstances, at any time from the date of issuance until April 23, 2001. The Warrants are redeemable by the Company at any time upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing sale price of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice of redemption has been at least $9 per share, constituting 150% of the then effective exercise price of the Warrants.

         The Warrants were originally offered and sold to the public in connection with the Company's initial public offering in April 1996 (the "Offering") of shares of Common Stock and Warrants. Prior to the Offering, there was no public market for the Common Stock or the Warrants. The exercise price of the Warrants was determined by negotiation between the Company and Paragon Capital Corporation, the underwriter for the Offering (the "Underwriter") and was not necessarily related to the Company's asset value, net worth, or other established criteria of value.

         The Company's Common Stock and Warrants trade on the Nasdaq Small-Cap Market ("Nasdaq") under the symbols "SHLL" and "SHLLW," respectively. On June
6, 1997, the closing sale price of the Common Stock and Warrants was $10.625 and $4.50, respectively.

                                -----------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.  SEE
"RISK FACTORS." LOCATED ON PAGE 8.

                                -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                  The date of this Prospectus is June ___, 1997

         No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus or a supplement to this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any other person. Neither this Prospectus nor any supplement to this Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or a supplement to this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                                           Page

Available Information.....................................................   3
Information Incorporated by Reference.....................................   5
The Company...............................................................   6
Risk Factors..............................................................   8
Use of Proceeds...........................................................  17
Description of Securities.................................................  17
Plan of Distribution......................................................  20
Legal Matters.............................................................  21
Experts  .................................................................  21


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

         Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Shells that are based on the beliefs of the management of Shells, as well as assumptions made by and information currently available to the management of Shells. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of Shells with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Shells does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-28258) pursuant to the Exchange Act are incorporated by reference into this
Prospectus:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996;

         (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997; and

         (iii) The Company's Registration Statement on Form 8-A relating to the Common Stock, as filed with the Securities and Exchange Commission on April 17, 1996.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Shells Seafood Restaurants, Inc., 16313 N. Dale Mabry Highway, Suite 100, Tampa, Florida 33618, Attention: President (Tel. No. (813) 961-0944). The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                  The Company

     Shells Seafood Restaurants, Inc. (the "Company") manages and operates 33 full service, mid-priced, casual dining seafood restaurants under the name "Shells," all but one of which are located in Florida. The Shells concept is designed to appeal to a broad range of customers, particularly families and young adults, by serving generous portions of high-quality seafood and offering friendly and efficient service at an attractive price point. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, crawfish and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. In addition, Shells restaurants offer a wide selection of signature pasta dishes, appetizers, salads and desserts. All restaurants offer full bar service with the exception of one restaurant which offers beer and wine only. All Shells restaurants are open for dinner and ten are also open for lunch. Dinner entrees range in price from $4.95 to $16.95, with an average dinner entree price of $9.00.

     In an effort to increase Shells' name recognition and benefit from customer loyalty, the Company has developed a prototypical image for its restaurants. The restaurants are identified by the exterior "Shells" logo sign and a common interior color scheme and design. Shells restaurants are decorated with a tropical islands flair, bright colors and cheerful signage, to create a high-energy, casual atmosphere consistent with the Shells concept. The Company's commitment to promoting a casual, fun dining experience is underscored by the design of its menu, which incorporates a variety of nautical caricatures, and by the colorful "island" shirts worn by the Company's service staff. The Company believes that the selection and training of its employees result in friendly and efficient customer service, and contributes to an enjoyable casual dining experience.

     The Company's restaurants average approximately 6,300 square feet in size, and have an average seating capacity of approximately 210 seats. Average annual restaurant sales during the year (52 weeks) ended December 29, 1996 for the 17 restaurants open for the full year were approximately $2,188,000. The Company's food and liquor sales accounted for 87% and 13% of sales, respectively, for the year (52 weeks) ended December 29, 1996.

         The Company currently owns 28 Shells restaurants, owns a 51% ownership interest in one Shells restaurant and manages four additional Shells restaurants pursuant to contractual arrangements. The Company opened 10 restaurants during 1996, including the six restaurants previously owned and operated by Islands Florida LP, operating as "Islands", which were acquired in November 1996 and converted and opened as "Shells" restaurants in December 1996. The acquisition of the six "Islands" restaurants in 1996 was the first opportunity for the Company to acquire multiple units for conversion to the Shells concept. This purchase allowed Shells to quickly expand and obtain better operating efficiencies throughout the South Florida markets. The Company intends to continue to explore the acquisition of multiple units as part of its expansion strategy into new markets. In January 1997, the Company opened its 32nd restaurant in Ocala, Florida and in May 1997, the Company opened its 33rd restaurant in Florence, Kentucky.

         The Company plans to open approximately 8 to 10 additional restaurants in 1997 in the Florida and Midwest markets and is in various stages of lease negotiations for sites. The actual number and location of the new restaurant openings will depend on the Company's ability to execute satisfactory leases or locate suitable properties for purchase. When opening restaurants outside of Florida, the Company anticipates focusing on markets that are large enough to support several restaurants, thereby providing the Company efficiencies in advertising, supervision, and distribution of food and other supplies within that market, and the potential to capture a significant percentage of market share with several restaurants. Since December 1993, the Company has opened 19 and relocated two Shells restaurants, of which 19 were opened or relocated in existing markets to increase efficiencies in advertising, supervision and distribution. To the extent that the Company expands its operations outside Florida, the Company anticipates making minor adjustments to its menu to accommodate local preferences. The Company believes that it has a sufficient number of assistant restaurant managers trained and qualified for promotion to restaurant manager to allow the Company to transfer experienced restaurant managers to new locations.

         The Company has historically converted and renovated existing restaurants into Shells restaurants in order to minimize initial capital expenditures. The Company intends to use its existing cash balances, the proceeds from the exercise of the Warrants contemplated by this Prospectus, projected cash flows from operations, and, as necessary, third party financing to implement its expansion strategy.

     The Company believes that its ability to select high-traffic, neighborhood restaurant sites is critical to its expansion strategy and, as a consequence, focuses on locations in areas with high levels of traffic which are located in close proximity to heavily populated residential and/or tourist areas. The Company considers a variety of factors in its site selection process, including local market demographics, site visibility and accessibility and proximity to residential neighborhoods, highways and entertainment and tourist centers.

     The Company was incorporated under the laws of the State of Florida in April 1993 and was reincorporated under the laws of the State of Delaware in April 1996. Effective December 1994, Shells, Inc., a Company incorporated under the laws of the State of Florida in January 1992, was merged with and into the Company and became a wholly-owned subsidiary of the Company (the "Merger"). The Company's executive offices are located at 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618, and its telephone number is (813) 961-0944.

                                 RISK FACTORS

         The securities being offered hereby involve a high degree of risk. Prospective investors should review the entire Prospectus and the information incorporated herein by reference and carefully consider, among other factors, the matters set forth below. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

     Limited Operating History. Although the first Shells restaurant was opened in 1985, Shells, Inc. was formed in January 1992 as a holding company for the original Shells restaurants and the Company was formed in April 1993 to reorganize the operations of the Shells restaurants. Accordingly, the Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation of a new business in the highly competitive restaurant industry, which is characterized by a high failure rate.

     Prior Losses; Future Operating Results. Prior to 1996 the Company incurred substantial losses. The Company's future profitability will depend upon, among other things, corresponding increases in revenues from operations. In addition, unfavorable economic conditions, including downturns in the economy, resulting in decreased restaurant dining, could adversely affect the Company's future operating results. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's operations will be profitable.

     Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant and its cash requirements have been exceeding its cash flow from operations (at March 30, 1997, the Company had a working capital deficiency of $1,147,000), due to, among other things, costs associated with new restaurants and remodeling existing restaurants as well as the turnover of restaurant inventory relative to more favorable vendor terms in accounts payable. Additionally, the use of current assets for investment in leaseholds, land and buildings, and equipment has also contributed to the deficiency in working capital. The Company believes that the anticipated proceeds from the exercise of the Warrants contemplated by this Prospectus, cash flows from operations and funds available from third party financing ("Third Party Financing"), together with the cash balance of $3,467,000 at March 30, 1997, will be sufficient to satisfy its contemplated cash requirements for at least 12 months. The Company's expansion strategy may be dependent upon obtaining Third Party Financing and achieving projected cash flow from operations. The Third Party Financing may include, but is not limited to, traditional lending sources such as bank lines of credit, equipment leasing, and/or restaurant sale/leaseback arrangements that may be available to the Company. Third Party Financing may also involve some or all of the Company's assets being collateralized by a security interest. The Company currently has a $2,000,000 line of credit of which $1,553,000 was available as of June 1, 1997, to finance the purchase of restaurant sites. Additionally, the Company has access to a $1,000,000 line of credit to finance restaurant equipment of which $624,000 was available for borrowing at June 1, 1997. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses or construction or other delays or difficulties or otherwise), or if the anticipated proceeds from the exercise of the Warrants, Third Party Financing or projected cash flow otherwise prove to be insufficient to fund operations and fully implement the Company's expansion strategy, the Company could be required to seek additional financing from sources not currently anticipated. There can be no assurance that third party financing will be available to the Company when needed, on acceptable terms, or at all. The Company has $1,250,000 of principal indebtedness as well as a maximum of $371,000 of Shells Inc. Preferred Share repurchases due over the next 12 months. Any inability to obtain Third Party Financing or other additional financing when required could have a material adverse effect on the Company, including requiring the Company to curtail its expansion efforts. Any additional equity financing may involve substantial dilution to the interests of the Company's stockholders.


     Risks Relating to Proposed Expansion. The Company intends to pursue a strategy of aggressive growth and will seek to increase significantly the number of Shells restaurants. However, Shells, Inc. was unsuccessful in the past, and the Company has limited experience, in effectuating rapid restaurant expansion and in managing a large number of restaurants or restaurants that are geographically dispersed. The Company's current business plans indicate an intent to open 10-12 new Shells restaurants in 1997 in the Florida and Midwest markets (two of which have already been opened). The Company's proposed expansion will be dependent on, among other things, existing cash balances, availability of adequate Third Party Financing, achieving projected cash flow from operations, market acceptance for the Shells concept in new markets, timely development and construction of restaurants, securing of required governmental permits and approvals, the hiring, training and retention of skilled management and other personnel, the ability to integrate new restaurants into its operations and the general ability to successfully manage growth, (including successfully monitoring restaurants, controlling costs, and maintaining effective quality controls). There can be no assurance that the Company will be successful in opening the number of restaurants anticipated in a timely manner, or that, if opened, those restaurants will be operated profitably.

     Limited Restaurant Base; Dependence Upon Principal Restaurants. To date, a substantial portion of the Company's income from operations has been derived from a limited number of restaurants, in a limited geographic area. The results achieved to date by the Company's relatively small restaurant base may not be indicative of the prospects or market acceptance of a larger number of restaurants or of more geographically dispersed restaurants, located in areas with more varied demographic characteristics. In light of the Company's small restaurant base, the lack of success of a Shells restaurant, or the unsuccessful operation of a new restaurant, could have an adverse effect upon the financial condition and results of operations of the Company.

     Geographic Concentration. As of June 6, 1997, all but one of the current Shells restaurants are located in Florida, primarily in or near residential areas, including an aggregate of 28 restaurants concentrated in the Tampa/St. Petersburg, Orlando, Miami/Ft. Lauderdale and West Palm Beach metropolitan areas. Given the Company's present geographic concentration, adverse publicity relating to the Company's restaurants or adverse weather conditions could have a more pronounced adverse effect on the Company's operating results than might be the case if the Company's restaurants were more geographically dispersed. Adverse weather conditions or a decline in tourism in Florida, or in general economic conditions, which would likely affect the Florida economy or tourism industry, particularly during the time of peak sales, could have a material adverse effect on the Company's operations and prospects.

     Seasonality. The Company's sales and earnings fluctuate based on seasonal patterns. The Company has experienced fluctuations in its quarter to quarter operating results due to various factors, including the seasonal nature of its business, weather conditions in Florida and the health of Florida's economy in general and tourism industry in particular. The Company's restaurant sales increase from January through April and June through August, the peaks of the Florida tourism season, and generally decrease from September through mid-December. Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for a full year.

     Difficulties in Procurement of Seafood. Obtaining a reliable supply of quality seafood at competitive prices is critical to the Company's success. The Company has formed long-term relationships with several seafood suppliers and purchases frozen seafood and certain other supplies used in restaurant operations in bulk. In addition, Shells' menu has been designed to feature seafood varieties having stable sources of supply, as well as provide flexibility to adjust to shortages and to take advantage of occasional purchasing opportunities. The Company believes its diverse menu selection reduces the risk and minimizes the effect of the shortage of any seafood products. The Company has been able to anticipate and react to fluctuations in food costs through selected menu price adjustments, purchasing seafood directly from numerous suppliers and promoting certain alternative menu selections in response to availability and price of supply. To date, the Company generally has not experienced any significant delays in receiving its food and beverage inventories, restaurant supplies or equipment.

     In order to facilitate the distribution of seafood to its restaurants and minimize the risks relating to storing and distributing seafood, the Company has entered into a distribution agreement with U.S. Foodservice, Inc. ("U.S. Foods") (formerly Rykoff-Sexton, Inc.) whereby U.S. Foods purchases from the Company at cost and takes ownership of all frozen seafood the Company purchases. U.S. Foods, at its own expense, stores all such seafood at its cold storage facilities. The Company pays U.S. Foods a carrying cost which represents the interest expense on the average amount U.S. Foods has invested in the Company's frozen seafood. Upon the Company's direction, U.S. Foods resells the frozen seafood to the Company at cost, plus handling and delivery fees, and distributes the frozen seafood directly to the individual Shells restaurants. In addition, U.S. Foods procures on behalf of the Company many of the supplies, other than seafood, used by the restaurants and distributes and sells these products to the individual restaurants at agreed upon mark-ups. The Company believes that if its relationship with U.S. Foods was terminated, alternate arrangements for warehousing and procurement of supplies could be made without a material interruption of the Company's business. Although the Company believes that its relationships with its suppliers and U.S. Foods are satisfactory and that alternate sources are readily available, the loss of certain suppliers or of its relationship with U.S. Foods, or substantial price increases imposed by such suppliers in the absence of alternative sources of supply in a timely manner, could have a material adverse effect on the Company.

     Seafood Quality. The Company maintains a continuous inspection program for all its seafood purchases. Each shipment of frozen seafood is inspected upon receipt at U.S. Foods distribution center for quality and conformance to the Company's written specifications prior to delivery to the restaurants. In addition, fresh fish purchased by the individual restaurants must be purchased from a Company-approved supplier and is inspected by a restaurant manager at the time of delivery. The restaurants' employees are educated as to the correct handling and proper physical characteristics of each product. The Company's area supervisors, general managers, assistant managers and kitchen managers are all responsible for properly training hourly employees and ensuring that the Company's restaurants are operated in accordance with strict health and quality standards. Compliance with the Company's quality standards is monitored by on-site visits and formal inspections by the area supervisors. The Company believes that its inspection procedures and its employee training practices help the Company to maintain a high standard of quality for the food and service it provides. The Company believes that it has not experienced any material adverse effect from contaminated foods. Nevertheless, there can be no assurance that seafood contamination or consumer perception of inadequate seafood quality, in the industry in general or as to the Company in particular, will not have a material adverse effect on the Company's operations and profitability.

     Fluctuations in Food and Other Costs. The Company's profitability is dependent on its ability to anticipate and react to increases in food, labor, employee benefits, and similar costs over which the Company has limited control. Specifically, the Company's dependence on frequent deliveries of seafood and produce subjects it to the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of such items. In recent years, the availability of certain types of seafood has fluctuated, resulting in corresponding fluctuations, in prices. The Company has been able to anticipate and react to fluctuations in food costs through selected menu price adjustments, purchasing seafood directly from numerous suppliers and promoting certain alternative menu selections in response to price and availability of supply. However, there can be no assurance that the Company will be able to continue to anticipate and react to such supply and price fluctuations in the future or that the Company will not be subject to significantly increased costs in the future. A shortage of available seafood would cause the Company's cost of sales to increase and, due to the Company's low pricing structure, could have a material adverse effect on the Company's operations and profitability. In addition, seafood suppliers and processors have recently become subject to a program of inspection by the Food and Drug Administration. This program may increase the Company's seafood costs due to the increased expense to seafood suppliers and processors in complying with such a program, which could have a material adverse effect on the Company's operations and profitability.

     Competition. The restaurant industry is intensely competitive with respect to price, service, location and food quality and variety, and there are many well-established competitors with substantially greater financial and other resources than the Company. Such competitors include national, regional and local full-service casual dining chains, many of which specialize in or offer seafood products. Some of the Company's competitors have been in existence for substantially longer periods than the Company and may be better established in the markets where the Company's restaurants are or may be located. The Company believes that the full-service casual dining segment is likely to attract a significant number of new entrants, some offering seafood products. The Company can also be expected to face competition from a broad range of other restaurants and food service establishments, including full-service, quick-service and fast food restaurants which specialize in a variety of cuisines. While the Company believes that it offers a broad variety of quality seafood products, there can be no assurance that consumers will regard the Company's product as sufficiently distinguishable from competitive products, that substantially equivalent food products will not be introduced by the Company's competitors or that the Company will be able to compete successfully.

     Certain Adverse Factors Affecting the Full-Service Restaurant Industry. The Company will be required to respond to various factors affecting the restaurant industry, including changes in consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; inflation; and national, regional and local economic conditions. Recently, a number of full-service restaurant companies have experienced declining growth rates due to general market saturation, in response to which certain of these companies have adopted "value pricing" strategies. These strategies could have the effect of drawing customers away from restaurants that do not engage in discount pricing and could also negatively affect the operating margins of competitors which do attempt to match competitors' price reductions. Although the Company believes that its products are generally lower in price than most competitive full-service offerings, continuing or sustained price discounting in the restaurant industry could have an adverse effect on the results of operations of the Company.

     Government Regulation. The Company is subject to extensive state and local government regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the sale of food and alcoholic beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards. The Company's restaurants are subject to periodic inspections by governmental agencies to ensure conformity with such regulations. Difficulties or failure in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant, and the suspension of, or inability to renew a license at an existing restaurant, would adversely affect the operations of the Company. Restaurant operating costs are also affected by other government actions which are beyond the Company's control, including increases in the minimum hourly wage requirements, workers compensation insurance rates, health care insurance costs and unemployment and other taxes. These and other initiatives could adversely affect the Company, as well as the restaurant industry in general.

     Potential Liability for Sale of Alcoholic Beverages. The Company is subject to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Florida law currently provides that a vendor of alcoholic beverages may be held liable in a civil cause of action for injury or damage caused by or resulting from the intoxication of a minor (under 21 years of age) if the vendor willfully, knowingly and unlawfully sells or furnishes alcoholic beverages to the minor and knows that the minor will soon thereafter be driving a motor vehicle. A vendor can be similarly held liable if it knowingly provides alcoholic beverages to a person who is in a noticeable state of intoxication, knows that the person will soon thereafter be driving a motor vehicle and injury or damage is caused by that person. In addition, significant national attention is focused on the problem of drunk driving, which could result in the adoption of additional legislation and increased potential liability of the Company for damage or injury caused by its customers.

     Possible Infringement of Servicemarks. The Company owns three United States registrations for the servicemarks that it uses, including the name "Shells." The Company has also registered its "jumping fish logo" with the United States Patent and Trademark Office. The Company believes that its servicemarks have significant value and are essential to its ability to create demand for and awareness of its restaurants. There can be no assurance, however, that the Company's servicemarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company, in such an event, would not be prevented from using its servicemarks, any of which events could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its servicemarks.

     Potential Inability to Protect Proprietary Information. The Company relies on trade secrets and proprietary know-how and employs various methods to protect its concepts and recipes. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts and recipes. In the event competitors independently develop or otherwise obtain access to the Company's know-how, concepts, recipes or trade secrets, the Company may be adversely effected.

     Insurance and Potential Liability. The Company maintains insurance (with coverage in amounts up to $10,000,000 per occurrence and $10,000,000 in the aggregate), including insurance relating to personal injury, in amounts which the Company currently considers adequate. Nevertheless, a partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company.

     Dependence on Key Personnel. The success of the Company is largely dependent upon William E. Hattaway, the Company's President. Although the Company has entered into a three-year employment agreement with Mr. Hattaway, expiring on August 1998, the loss of his services could have a material adverse effect on the Company. The Company has obtained and is the beneficiary of a $1,700,000 key man life insurance policy on the life of Mr. Hattaway. The Company's success may also depend upon its ability to attract and retain qualified management restaurant industry personnel.

     Control by Management. Executive officers and directors of the Company beneficially will own, in the aggregate, approximately 44.4% of the Company's outstanding Common Stock (inclusive of 639,696 shares of Common Stock issuable upon the exercise of options and warrants which are presently exercisable). As a result, such persons, acting together, will be able to control the Company, elect all the directors, cause an increase in the capital stock or the dissolution, merger or sale of the assets of the Company, and generally direct the affairs of the Company.

     Adverse Effect of Substantial Outstanding Options and Warrants. At
June 6, 1997 there were outstanding options and warrants to purchase an aggregate of 2,393,523 shares of Common Stock, at exercise prices ranging from $3.15 to $9.50 per share. To the extent that outstanding options or warrants are exercised, dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the holders of the outstanding options and warrants can be expected to exercise them at a time when, in all likelihood, the Company would be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities.


     Absence of Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying such cash dividends in the foreseeable future. In addition, the Company's existing debt financings have prohibited the payment of cash dividends and any future financing agreements may also prohibit the payment of cash dividends.

     Determination of Warrant Exercise Price. The exercise price and other terms of the Warrants have been determined by negotiations between the Company and the underwriter of the Common Stock and Warrants sold in the Offering and does not necessarily reflect the Company's book value or other established criteria of value.


     Volatility of Stock Price. The market price of the Common Stock has been highly volatile. Factors such as the Company's financial results, quarter-to-quarter variations in operating results, announcements by the Company or its competitors, general market trends and various factors affecting the restaurant industry generally, have had and may continue to have a significant impact on the market price of the Common Stock. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (including emerging growth companies, the common stock of which trade in the over-the-counter-market) have experienced wide price fluctuations which have not necessarily been related to the operating performances of such companies.

     Provisions with Potential Anti-Takeover Effect. The Company's Certificate of Incorporation provides that up to 2,000,000 shares of preferred stock may be issued by the Company from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue preferred stock with voting, dividend, liquidation, conversion or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

     Limitation of Liability of Directors. As authorized by the Delaware General Corporation Law (the "GCL"), the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate of Incorporation provides that if the GCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. These provisions will not alter any liability of directors under federal securities laws. In addition, the Company has entered into indemnification agreements with its current directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

     Possible Inability to Exercise Warrants. As of the date of this Prospectus, the securities offered hereby are qualified for sale in California (subject to certain suitability standards), Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, Nevada, New Jersey, New York, Rhode Island, Utah, Washington (subject to certain suitability standards) and Washington, D.C. Accordingly the Common Stock and Warrants will not be qualified for sale in all jurisdictions. Although certain exemptions in the securities laws of certain states might permit Warrants to be transferred to purchasers in states other than those in which the Common Stock and Warrants were initially qualified, the Company will be prevented from issuing Common Stock in such states upon exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the holders of the Warrants reside.

                                USE OF PROCEEDS

     The net proceeds to the Company from the exercise of the Warrants (including Warrants which may have been exercised prior to the date of this Prospectus) are estimated to be approximately $4,750,000 (assuming all Warrants are exercised in full). The Company is expecting approximately an additional $635,000 in net proceeds from the exercise by certain persons affiliated with the Company (or associated with such persons) of certain additional Warrants which are presently outstanding. The Company expects to use the net proceeds of such exercises in connection with its expansion stragegy and for general corporate purposes.


                           DESCRIPTION OF SECURITIES

General

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable in series with rights and preferences as designated by the Board of Directors. As of June 6, 1997, the number of shares outstanding of the Registrant's Common Stock was 3,320,986 which are held by 186 recordholders.

Common Stock

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions imposed by the Company's creditors. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the minimum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holder of Preferred Stock.

     The Company has never declared or paid any dividend with respect to the Common Stock and does not expect to pay dividends in the foreseeable future. If the Company realizes net profits in the future, its foreseeable policy will be to retain such earnings for the operation and expansion of its business.

Warrants

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.00, subject to adjustment, until 5:00 P.M.
Eastern Standard Time on April 23, 2001.

     The Warrants are redeemable by the Company upon 30 days' notice, at a price of $0.10 per Warrants, provided that the closing bid price of the Common Stock on all of the 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants (or, $9.00 per share). The holders of Warrants called for redemption have exercise rights until the close of business on the date fixed for redemption. It is expected that on June 16, 1997, the Company will issue a notice of redemption, setting July 16, 1997 as the redemption date.

     The Warrants have been issued in registered form under a Warrant Agreement between the Company, the Underwriter and Continental Stock Transfer and Trust Company as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).


     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date or, if applicable, the date set for redemption of the Warrants, at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated. Warrants being exercised must be accompanied by full payment of the exercise price to the Company for the number of Warrants being exercised. The Warrantholders do not have the rights or privilege of holders of Common Stock.

     No Warrant will be exercisable unless at the time of exercise the shares of Common Stock issuable upon exercise of such Warrant have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified, although there is no assurance that it will be able to do so.

Other Outstanding Warrants

     The Company currently has outstanding (i) warrants to purchase an aggregate of 229,904 shares of Common Stock at an exercise price equal to $5.50 (110% of the initial public offering price of the Common Stock), exercisable at any time up to April 23, 1998 (of which warrants to purchase 39,498 shares and

16,094 shares of Common Stock are owned by William E. Hattaway, President of the Company, and Frank C. Roehl, III, Vice President of Marketing of the Company, respectively) (ii) warrants to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $3.75 per share, exercisable at any time on or prior to December 31, 1999, (all of which warrants are owned by Frederick R. Adler, the Chairman of the Board and a principal stockholder of the Company),
(iii) warrants to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $3.50 per share, exercisable at any time on or prior to September 19, 2000, (all of which warrants are owned by Mr. Adler or an entity associated with Mr. Adler), (iv) warrants to purchase an aggregate of 350,000 shares of Common Stock at an exercise price of $3.15 per share, exercisable at any time on or prior to December 31, 1999, (all of which warrants are owned by Mr. Adler or an entity associated with Mr. Adler), (v) warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $3.50 per share, exercisable at any time on or prior to February 29, 2001 (all of which warrants are owned by Mr. Adler or an entity associated with Mr. Adler), (vi) warrants to purchase an aggregate of 112,376 shares of Common Stock at an exercise price of $6.00 per share, exercisable at any time on or prior to April 23, 2001, and (vii) warrants to purchase up to 140,000 shares of Common Stock and up to 70,000 warrants at exercise prices of $6.00 per share and $0.12 per warrant.

Preferred Stock

     The Company's Board of Directors is vested with authority to divide the authorized shares of Preferred Stock into one or more series of such shares and to fix and determine the relative rights and preferences of any such series. A series of such shares may, among other matters, establish (a) the number of preferred shares to constitute such series and the distinctive designations thereof; (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on preferred shares in the event of involuntary or voluntary liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of such preferred shares; (f) the terms and conditions by which preferred shares may be converted, if the preferred shares of any series are issued with the privilege of conversion, and (g) voting rights, if any. The Board of Directors, without the approval of the Company's stockholders, has the power to authorize the issuance of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the Common Stock.

Shells, Inc. Preferred Shares

     Shells, Inc. currently has issued and outstanding 148,250 shares of its Shells, Inc. Preferred Shares. Pursuant to the Merger, the Company has agreed to allow each holder of Shells, Inc. Preferred Shares to put 20% of his or her shares of Shells, Inc. Preferred Shares to Shells, Inc. on an annual basis, which commenced on April 23, 1997. The put price would be $10.00 per share of Shells, Inc. Preferred Shares plus accrued dividends. The Company has also agreed that it will use the initial proceeds, if any, received from the exercise of the Shells, Inc. Warrants to redeem the Shells, Inc. Preferred Shares, at a redemption price of $10.00 per share.

Directors' Liability

     The Company's Certificate of Incorporation limits the personal liability of each director of the Company to the maximum extent permitted under the GCL. See "Risk Factors--Limitation of Liability of Directors."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable.

Liability Insurance

     The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION



     Each outstanding Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.00 per share, subject to adjustment, at any time up to 5:00 p.m. Eastern Standard Time on April 23, 2001. The Warrants are redeemable by the Company upon 30 days' notice, at a price of $0.10 per Warrant, provided that the closing bid price of the Common Stock on all of the 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants ($9.00 per share). The holders of Warrants called for redemption have exercise rights until the close of business on the date fixed for redemption. It is expected that on June 16, 1997, the Company will issue a notice of redemption setting July 16, 1997 as the redemption date.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date or, if applicable, the date set for redemption of the Warrants, at the office of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed. Warrants being exercised must be accompanied by full payment of the exercise price for the number of Warrants being exercised. The Company does not expect to retain the services of any third party in connection with the solicitation of the exercise of the Warrants. See "Description of Securities -- Warrants".

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P.

     Frederick R. Adler, the Chairman of the Company's Board of Directors, is Of Counsel to Fulbright & Jaworski L.L.P. and beneficially owns 647,284 shares of the Company's Common Stock and warrants to purchase an additional 462,442 shares.

                                    EXPERTS

       The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 29, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 15. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     The Company's Certificate of Incorporation and By-laws provide that the Company shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. The Company has also entered into indemnification agreements with its current directors and executive officers. Reference is made to the Certificate of Incorporation, By-laws and Form of Indemnification Agreement filed as Exhibits 3.1, 3.3 and 10.53, respectively. The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. Exhibits

(a)       Exhibits.
1         Form of Underwriting Agreement.*
3.1       Certificate of Incorporation.*
3.2       Agreement and Plan of Merger, dated March 31, 1996, by and between Shells Seafood Restaurants,
          Inc., a Delaware Corporation, and Shells Seafood Restaurant, Inc., a Florida Corporation.*
3.3       By-laws.*
4.1       Specimen Common Stock Certificate.*
4.2       Specimen Warrant Certificate.*
4.3       Form of Warrant Agreement between Shells Seafood Restaurant, Inc. and Continental Stock
          Transfer & Trust Company and Paragon Capital Corporation.*
4.4       Form of Warrant Agreement between Shells Seafood Restaurants, Inc. and Paragon Capital
          Corporation.*
5         Opinion of Fulbright & Jaworski L.L.P. regarding legality*
10.1      Employment Agreement, dated September 1, 1995, between William E. Hattaway and Shells
          Seafood Restaurants, Inc.*
10.2      Employment Agreement, dated September 2, 1993, between Frank C. Roehl, III and Shells Seafood
          Restaurants, Inc.*
10.3      Employment Agreement, dated October 11, 1993, between John R. Ritchey and Shells Seafood
          Restaurants, Inc.*
10.4      Employment Agreement, dated May 18, 1993, between Warren R. Nelson and Shells Seafood
          Restaurants, Inc.*
10.5      1996 Employee Stock Option Plan.*
10.6      1995 Employee Stock Option Plan, as amended.
10.7      Agreement for Purchase and Sale of Assets, dated May 14, 1993, between Shells Seafood
          Restaurants, Inc. and Shells, Inc.*
10.8      Agreement for Assignment of Servicemarks, dated August 19, 1993, between Shells Seafood
          Restaurants, Inc. and Shells, Inc.*
10.9      Agreement and Plan of Merger, dated November 16, 1994, by and among Shells Seafood
          Restaurants, Inc., Shells Seafood Acquisition, Inc. and Shells, Inc.*
10.10     First Amendment of Agreement and Plan of Merger, dated December 13, 1995, by and among Shells
          Seafood Restaurants, Inc., Shells Seafood Acquisition, Inc. and Shells, Inc.*
10.11     Warrant Agreement, dated as of December 29, 1994, relating to warrants to purchase 230,000 shares of Common Stock, adopted by the Board of Directors of Shells Seafood Restaurants, Inc.*
10.12     Note and Stock Purchase Agreement, dated September 20, 1993, between Commonwealth Associates
          Growth Fund, Inc. and Shells Seafood Restaurants, Inc.*
10.13     Intentionally omitted
10.14     Intentionally omitted


10.15     Shareholders Agreement, dated September 20, 1993, by and among Cotton Foods, Inc., William E.
          Hattaway, Commonwealth Associates Growth Fund, Inc. and Shells Seafood Restaurants, Inc.*
10.16     Note and Warrant Purchase Agreement, dated December 29, 1994, between Shells Seafood
          Restaurants, Inc. and Frederick R. Adler and The MicroCap Fund, Inc.*
10.17     Promissory Note in the initial principal amount of $500,000, dated December 29, 1994, by Shells
          Seafood Restaurants, Inc. for the benefit of Frederick R. Adler.*
10.18     Promissory Note in the initial principal amount of $500,000, dated December 29, 1994, by Shells
          Seafood Restaurants, Inc. for the benefit of The MicroCap Fund, Inc.*
10.19     Security Agreement, dated as of December 29, 1994, between The MicroCap Fund, Inc. and Shells
          Seafood Restaurants, Inc.*
10.20     First Amendment to Note and Stock Purchase Agreement and Shareholders Agreement, effective as of December 29, 1994, by and among Food Properties, Ltd., (as successor in interest to Cotton
          Foods, Inc.), William E. Hattaway, The MicroCap Fund, Inc. (formerly known as Commonwealth
          Associates Growth Fund, Inc.), and Shells Seafood Restaurants, Inc.*
10.21     Registration Rights Agreement, effective as of December 29, 1994, by and among Frederick R.
          Adler, The MicroCap Fund, Inc. and Shells Seafood Restaurants, Inc.*
10.22     Warrant Agreement, dated December 29, 1994, relating to Warrants to purchase 20,000 shares of
          Class A Preferred Stock, adopted by the Board of Directors of Shells Seafood Restaurants, Inc.*
10.23     Note and Warrant Purchase Agreement among Shells Seafood Restaurants, Inc., and Frederick R.
          Adler, as nominee, dated as of September 19, 1995.*
10.24     Warrant Agreement, dated as of September 19, 1995, relating to Warrants to purchase 200,000 shares of Common Stock, adopted by the Board of Directors, of Shell Seafood Restaurants, Inc.*
10.25     Security Agreement, dated as of September 19, 1995 by and among Shells Seafood Restaurants, Inc.
          and Frederick R. Adler, as nominee and James Monroe.*
10.26     Promissory Note in the initial principal amount of $650,000, dated September 19, 1995, by Shells
          Seafood Restaurant, Inc. for the benefit of Frederick R. Adler, as nominee.*
10.27     Promissory Note in the initial principal amount of $100,000, dated September 19, 1995, by Shells
          Seafood Restaurant, Inc. for the benefit of James Monroe.*
10.28     Registration Rights Agreement, dated as of September 19, 1995 by and among Shells Seafood
          Restaurants, Inc., Frederick R. Adler, as nominee, James Monroe, and any person or entity in whose name certain warrants are originally registered.*
10.29     Form of Extension Agreement, effective February 1, 1996, by and among Frederick R. Adler, The
          MicroCap Fund, Inc. James Monroe and Shells Seafood Restaurants, Inc.*
10.30     Distributor Agreement, dated January, 1995, between Rykoff Sexton and Shells Seafood Restaurants,
          Inc.*
10.31     Joint Venture Agreement, dated March 1, 1994, between Shells of Melbourne, Inc. and WLH
          Investments, Inc.*
10.32     First Amendment to Joint Venture Agreement, effective as of March 31, 1995 between Shells of
          Melbourne, Inc. and WLH Investments, Inc.*
10.33     Promissory Note in the initial principal amount of $400,000, dated March 8, 1994, by Shells, Inc.
          for the benefit of WLH Investments, Inc.*
10.34     Management and License Agreement, dated March 1, 1994, between Shells of Melbourne Joint Venture and Shells Seafood Restaurants, Inc.*

10.35     Consulting Agreement, dated September 1, 1993, between Jupiter Marine, Inc. and Shells Seafood
          Restaurants, Inc.*
10.36     Termination Agreement, dated December 29, 1994, between Jupiter Marine, Inc. and Shells Seafood
          Restaurants, Inc.*
10.37     Management and License Agreement dated July 29, 1993, between Shells of Carrollwood Village,
          Inc. and Shells Seafood Restaurants, Inc., as amended.*
10.38     Management and License Agreement, dated July 28, 1993, between Shells of North Tampa, Inc. and
          Shells Seafood Restaurants, Inc., as amended.*
10.39     Management and License Agreement, dated July 29, 1993, between Shells of Sarasota South, Inc.
          and Shells Seafood Restaurants, Inc., as amended.*
10.40     Amended Option Agreement dated August 10, 1995 between Shells Seafood Restaurants, Inc. and
          Shells of Carrollwood Village, Inc.*
10.41     Amended Option Agreement, dated August 11, 1995 between Shells Seafood Restaurants, Inc. and
          Shells of North Tampa, Inc.*
10.42     Amended Option Agreement, dated August 16, 1995 by and between Shells Seafood Restaurants,
          Inc. and Shells of Sarasota South, Inc.*
10.43     Agreement for Consulting and Management Services and Licensing of Service Marks, dated
          October 4, 1989 by and between Ursula Colland and Shells of Daytona Beach, Inc., as amended by the
          Stipulation of Settlement dated December 2, 1994.*
10.44     Asset Purchase Agreement, dated September 30, 1994 between Shells of St. Pete Beach, Inc. and the
          Bleckley Corporation.*
10.45     Assignment Agreement, dated September 30, 1994 between Shells of St. Pete Beach, Inc. and the
          Bleckley Corporation.*
10.46     Promissory Note in the initial principal amount of $540,000, dated September 30, 1994 by Shells of
          St. Pete Beach, Inc. for the benefit of The Bleckley Corporation.*
10.47     Continuing and Unconditional Guaranty by Shells Seafood Restaurants, Inc. for the benefit of The
          Bleckley Corporation.*
10.48     Security Agreement, dated September 30, 1995 between Shells of St. Pete Beach, Inc. and the
          Bleckley Corporation.*
10.49     Loan and Security Agreement, dated December 22, 1993 between Shells of Altamonte Springs, Inc.
          and Altavest, Inc.*
10.50     Promissory Note in the initial principal amount of $150,000, dated December 22, 1993 by Shells of
          Altamonte Springs, Inc. for the benefit of Altavest, Inc.*
10.51     Assignment Agreement, dated November 1, 1993 between Shells of Countryside Square, Inc. and
          Clearwater Food Service, Inc.*
10.52     Promissory Note in the initial principal amount of $500,000, dated November 1, 1993 by Shells of
          Country Side Square, Inc. for the benefit of Clearwater Food Service, Inc.*
10.53     Form of Directors Indemnification Agreement.*
10.54     Form of Extension Agreement, effective March 30, 1996 by and among Frederick R. Adler, The
          MicroCap Fund, Inc., Longview Partners, L.P. and Shells Seafood Restaurants, Inc.*
10.55     Form of Amended and Restated Common Stock Warrant Agreement, effective as of February 1,
          1996.*
10.56     Promissory Note in the principal amount of $453,000, dated September 4, 1996 by Shells Seafood
          Restaurants, Inc. for the benefit of Huntington National Bank of Florida.+
10.57     Line of Credit for $2,000,000 dated July 18, 1996 by Shells Seafood Restaurants, Inc. for the
          benefit of First Union National Bank of Florida.+
10.58     Agreement for the purchase and sale of leases, leasehold improvements, restaurant assets, assigned contracts and restaurant licenses by Shells Seafood Restaurants, Inc. for the benefit of Islands
          Florida LP.+
10.59     Stock Option Plan for Non-Employee Directors.

21       Subsidiaries of the Registrant.*
23.1     Consent of Deloitte & Touche LLP.
23.2     Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).*
24       Power of Attorney for Directors (included on signature page).*


------------
* Previously filed.

+ Previously filed with the Securities and Exchange Commission as Exhibits to, and incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996 (File No. 0-28258)

Item 17. Undertakings

         (a)      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tampa, State of Florida on June 9, 1997.


                                              SHELLS SEAFOOD RESTAURANTS, INC.



                                               /s/ By: WILLIAM E. HATTAWAY
                                              ---------------------------------
                                               William E. Hattaway
                                               President and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William E. Hattaway and Warren R. Nelson, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                               President and Director (Principal              June 9, 1997
  /s/ WILLIAM E. HATTAWAY      Executive Officer)
 -----------------------
 William E. Hattaway

/s/ WARREN R. NELSON           Vice President of Finance and Chief            June 9, 1997
 -----------------------       Financial Officer, Treasurer and Secretary
 Warren R. Nelson              (Principal Financial and Accounting
                               Officer)

/s/ FREDERICK R. ADLER*        Director                                       June 9, 1997
 -----------------------
 Frederick R. Adler

 /s/ PHILIP R. CHAPMAN         Director                                       June 9, 1997
 -----------------------
 Philip R. Chapman

 /s/ KAMAL MUSTAFA*            Director                                       June 9, 1997
 -----------------------
 Kamal Mustafa

 /s/ JAY S. NICKSE*            Director                                       June 9, 1997
 -----------------------
 Jay S. Nickse

 /s/ EDWIN F. RUSSO*           Director                                       June 9, 1997
 -----------------------
 Edwin F. Russo



     /s/ WILLIAM E. HATTAWAY
*By: --------------------------
      (William E. Hattaway as
      Attorney-in-Fact for
      each of the persons indicated)